                        SECURITIES LENDING AUTHORIZATION

         This Agreement (this "Agreement") made as of the 12th day of March, 2002, by and between the VOYAGEUR MUTUAL FUNDS III on behalf of one or more of its series Funds, as hereinafter defined (the "Client"), and MELLON BANK, N.A. (the "Lending Agent").

                                   WITNESSETH:

         WHEREAS, the Lending Agent holds certain securities on behalf of each of the series funds of the Client listed on Schedule 1 attached hereto and made a part hereof (each a "Fund" and collectively the "Funds") as custodian; and

         WHEREAS, the Client desires to authorize the Lending Agent to establish, manage and administer a Securities Lending Program in accordance with the provisions hereof (the "Program") with respect to the lendable securities held by the Funds; and

         WHEREAS, the Lending Agent is willing to lend securities from time to time on behalf of the Funds; and

         WHEREAS, having determined that such loan transactions are suitable for its Funds and that the Funds have the financial resources for such transactions, the Client has authorized the Lending Agent to engage in lending such securities, subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Appointment of Lending Agent. The Client hereby authorizes the Lending Agent, as agent for the Funds, to lend US Securities and Foreign Securities, if any, (as hereinafter defined) held by the Lending Agent as custodian for the Funds to such borrowers as may be selected by the Lending Agent for the Program (each a "Borrower") on a fully disclosed basis. The Client hereby acknowledges that it is independent of the Lending Agent and that it has authority to execute this Agreement with the Lending Agent on behalf of the Funds. The Lending Agent shall from time to time provide the Client with a list of the Borrowers in the Program but in no event less than ten (10) days prior to making any loan of the Fund's securities to any Borrower not previously disclosed. The Client may, with written notice to the Lending Agent, restrict one or more Borrowers from borrowing securities from the Funds. Exhibit A attached hereto lists the Borrowers in the Program as of the date hereof. For purposes hereof and unless otherwise specified by the Lending Agent, (i) "U.S Securities" shall mean securities which are cleared and principally settled in the United States; and (ii) "Foreign Securities" shall mean securities which are cleared and principally settled outside of the United States.

         2. Requirements of Client. If required to prevent self-dealing or any other transaction prohibited by law, rule or regulation, the Client agrees to identify for the Lending Agent those persons who exercise investment discretion or render investment advice with respect to assets held in the Funds who (or whose affiliates) are Borrowers under the Program. The Client also agrees to notify the Lending Agent promptly in writing of all future appointments and terminations regarding such persons.

         3. Conduct of Program. The Lending Agent shall have responsibility for negotiating the terms of each loan and, for collecting all required collateral, whether in the form of U.S. Dollar cash, securities issued or guaranteed by the United States Government or its agencies or instrumentalities, or other forms approved by the Client for use as collateral (the "Collateral"), on behalf of the Funds. Subject to the provisions of this Agreement, the Lending Agent shall have authority to do or cause to be done all acts by and on behalf of each Fund as it shall in good faith determine to be desirable, necessary or appropriate to implement and administer the Program contemplated hereby. The Lending Agent covenants and agrees that it shall undertake periodic credit reviews of borrowers and establish credit limits applicable thereto in accordance with its established credit policies and procedures and otherwise consistent with safe and sound banking practices. In addition, each loan of a Fund's' securities shall be made pursuant to a written agreement between the Lending Agent, as agent for its clients including the Fund, and the Borrower. Attached hereto as Attachment 1 is a current master form of securities lending agreement used by the Lending Agent with Borrowers resident in the United States ("US Borrowers"). With respect to Borrowers who are resident outside of the United States ("Non U.S. Borrowers"), each such loan of securities of a Fund shall be made pursuant to a written Borrower Agreement which is substantially in the form of the standard Overseas Securities Lender's (Agency) Agreement (the "OSLA Agreement"), as amended from time to time, the current version of which is attached hereto as Attachment 2. The Lending Agent shall not amend or modify its current master form of securities lending agreement for use with any US Borrowers or Non-U.S. Borrowers of any securities of the Funds in any manner which is inconsistent with the provisions of this Agreement without the prior written consent of the Client. Notwithstanding the foregoing, the Client acknowledges and agrees that the non-material provisions of the Lending Agent's agreement with any Borrower may differ from the Lending Agent's then current master form of borrower agreement (as attached hereto) as a result of the customary negotiation process between the Lending Agent and the Borrowers.

                  This Agreement shall be deemed to create a separate agreement for each Fund comprising a series of a multi-series investment company as though each such Fund had separately executed an identical agreement. Any reference to a Fund in this Agreement shall be deemed to refer solely and exclusively to a particular Fund, or series thereof, to which a given lending transaction under this Agreement relates. The rights and obligations of each Fund, or series thereof, pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Fund, or series thereof, pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund, or series thereof, constitute a right, obligation or remedy applicable to any other Fund or series. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Fund, or series thereof, shall not create any right or obligation with respect to any other Fund or series thereof; (b) neither the Lending Agent nor any Borrower shall have any right to set off any claims of or against a Fund, or a series thereof, by applying property or rights of any other Fund, or series thereof, and (c) no Fund, or series thereof, shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Fund or series thereof.

         4. Collateral. Concurrently with the delivery of a Fund's securities to a Borrower, the Lending Agent shall obtain from such Borrower Collateral in an amount equal, as of such date, to the Required Percentage, of the market value of any securities loaned, including any accrued interest. For purposes hereof, "Required Percentage" shall mean (i) 102% with respect to U.S. Securities; (ii) 105% with respect to Foreign Securities; except in the case of loans of Foreign Securities which are denominated and payable in US Dollars, in which event the "Required Percentage" shall be 102% and (iii) such other percentage(s) as may be otherwise mutually agreed from time to time by Addendum to this Agreement.

         5. Marking to Market. If at the close of trading on any business day, the Market Value of the Collateral previously delivered by the Borrower and held in connection with loans of a Fund's securities is less than the Minimum Percentage of the market value of such loaned securities as of such business day, the Lending Agent shall demand that the Borrower deliver an amount of additional Collateral by the close of the next business day sufficient to cause the Market Value of all Collateral delivered in connection with such loan to equal not less than the Required Percentage of the Market Value of such loaned securities, including accrued interest. Notwithstanding the foregoing, for Collateral held in connection with loans of Foreign Securities, it is understood and agreed that certain standard industry practices may from time-to-time preclude the Lending Agent from obtaining additional Collateral by the close of the next business day unless the Market Value of the Collateral previously delivered by the Borrower is less than 100% of the market value of such loaned securities, including accrued interest. For purposes hereof, the term "Market Value" of cash Collateral means the value of any cash Collateral or additional cash Collateral as of the time of receipt thereof by the Lending Agent from the Borrower, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by the Lending Agent pursuant to Section 6 below. For purposes hereof, "Minimum Percentage" shall mean" shall mean (i) 100% with respect to U.S. Securities; (ii) 105% with respect to Foreign Securities; except in the case of loans of Foreign Securities which are denominated and payable in US Dollars, in which event the "Minimum Percentage" shall be 100% and
(iii) such other percentage(s) as may be otherwise mutually agreed from time to time by Addendum to this Agreement.

         6. Collateral Investment. (a) The Lending Agent is hereby authorized to invest and reinvest, on behalf of each Fund, any and all cash Collateral in accordance with the provisions hereof. Cash Collateral received by the Lending Agent on behalf of a Fund shall be invested by the Lending Agent in one or more collective investment vehicles created and maintained by the Lending Agent or an affiliate (each a "Collective Investment Vehicle"). The assets of such Collective Investment Vehicle shall be invested and reinvested in accordance with the investment guidelines established for such collective investment vehicle a copy of which guidelines are attached hereto as Exhibit B and which may be revised or substituted by the Lending Agent from time to time upon not less than thirty (30) prior notice to the Client of any such revision or substitution. In the event that the amount of earnings on invested cash Collateral is insufficient to pay the entire rebate or other amount payable to a Borrower under any loan of securities and, therefore, results in negative earnings, the amount of such negative earnings shall be paid by the Fund for whose account such Collateral is held and the Lending Agent, on a monthly basis, in accordance with and in the same proportion as their respective percentage entitlements to earnings as set forth in Exhibit C hereto. In addition, in the event that the amount of earnings on invested cash Collateral is insufficient to pay the entire rebate or other amount payable to a Borrower in respect of any loan of securities and, therefore, results in negative earnings, unless remedied by the Lending Agent as soon as practicable under the circumstances, the Lending Agent shall notify the Client of the continuance of such occurrence as soon as reasonably practicable under the prevailing circumstances. Notwithstanding any other provision hereof, the Client acknowledges and agrees that any losses of principal from investing and reinvesting cash Collateral in accordance with the provisions hereof shall be at the Fund's risk and for the applicable Fund's account. If at any time the Collateral is insufficient to satisfy the obligation to return the full amount owed to the Borrower, the Fund for whose account such Collateral is held shall be solely responsible for such shortfall except to the extent that any such shortfall results from the negligence or bad faith of the Lending Agent. In the event the Lending Agent is unable to obtain such Fund's share of negative earnings or shortfalls from losses of principal from revenues derived from securities lending activities, the Client hereby agrees to cause such amounts to be paid immediately upon receipt of Lending Agents statement; provided, however, that if such amounts are not paid by the Client or otherwise contested by the Client in good faith by written notice thereof to the Lending Agent, the Lending Agent is hereby authorized to obtain such amounts directly from the applicable Fund, to the extent permitted by applicable law. In order to facilitate the investment of cash Collateral on behalf of the Funds, the Client shall, at the request of the Lending Agent, execute on behalf of each Fund and deliver to the Lending Agent, a Subscription Agreement in the form attached hereto as Exhibit D or such other form as may be prescribed by the applicable investment fund from time to time.

                  (b) All Collateral, investments thereof, and proceeds received or held by the Lending Agent on behalf of a Fund shall be held in an account of such Fund and shall be segregated on the books and records of the Lending Agent from all similar property of the Lending Agent or held by the Lending Agent for other clients, funds or third parties. Lending Agent shall obtain and maintain at all times a first-priority perfected security interest in and to all Collateral received and held for the account of any Fund and all such Collateral shall be held by the Lending Agent in the United States. The Lending Agent shall not re-lend, hypothecate, or otherwise grant to any third party a security interest in any Collateral held by the Lending Agent for the account of any Fund.

                  (c) In the event that the expenses incurred and paid by and from a Collective Investment Vehicle shall at any time exceed an annualized amount equal to .05% of the total assets of such Collective Investment Vehicle at such time, the Lending Agent and the Client, (on behalf of each Fund) shall adjust the allocation of Net Securities Lending Revenues to which each is entitled pursuant to Section 12 to such extent as may be necessary to cause each Fund to receive such amount as it would have received had the expenses incurred and paid by and from such Collective Investment Vehicle at such time been in an annualized amount equal to .05% of the total assets of such Collective Investment Vehicle at such time.

         7. Allocation of Lending Opportunities. The Client acknowledges that the Lending Agent has been appointed Lending Agent by other clients on behalf of other funds and that the Lending Agent will allocate securities loan opportunities among its securities lending clients, including the Funds, by such reasonable and equitable methods as the Lending Agent deems appropriate. While the Lending Agent will make reasonable efforts to lend the Funds' securities, nothing in this Agreement shall be deemed to impose upon the Lending Agent any obligation, in the event it makes a loan of another securities lending client's securities, to make a loan of any Fund's securities, whether or not such loan could have been made in accordance with this Agreement, and whether or not the Lending Agent has made fewer or more loans for any other securities lending client than for any Fund. Lending Agent does not represent or warrant that any amount or percentage of any Fund's securities will in fact be loaned to a Borrower.

         8. Rights of Borrower in Respect of the Securities. (a) Until such time as a loan of securities is terminated and such securities are returned to the Lending Agent, a Borrower shall have all incidents of ownership of the securities loaned, including, but not limited to, the right to transfer the securities to others; provided, however, that Borrower will be obligated to the Lending Agent with respect to amounts equivalent to all dividends, interest and distributions pertaining to the securities. The Client hereby waives the right to vote any voting securities loaned to a Borrower or participate in any dividend reinvestment program during the term of any such loan.

                  (b) The Lending Agent shall collect for, and credit to, the account of the Fund from which any loan of securities is made amounts equivalent to all interest, dividends or other distributions paid with respect to securities loaned to Borrowers on behalf of such Fund, subject to any applicable withholding taxes, transfer taxes and other necessary costs. In the event that a Borrower fails to deliver amounts equivalent to any cash distribution in respect to any securities loaned or fails to deliver any non-cash distribution in respect to any securities loaned then:

                  (i) the Lending Agent shall credit to the account of the Fund from which any loan of securities is made, on payable date, even if not actually collected by the Lending Agent, amounts equivalent to all interest and/or dividends in respect of loaned securities that such Fund would have received had the securities not been on loan over the record date, subject to any applicable withholding taxes, and other necessary costs;

                  (ii) unless otherwise requested by the Client, the Lending Agent shall add any non-cash distribution in the nature of a stock split or a stock dividend to the existing securities on loan to which such distribution relates as of the payable date; and

                  (iii) the Lending Agent shall record any non-cash distribution in the nature of a warrant or right to purchase shares made with respect to securities on loan as a new loan made on behalf of the applicable Fund to the Borrower as of the date of receipt by the Borrower of such non-cash distribution, provided, however, that the Client may direct the Lending Agent to cause the Borrower to deliver such non-cash distribution to the Lending Agent for the applicable Fund's account, in which case the Lending Agent shall credit such non-cash distribution to such Fund's account as and when received.

         9. Remedies for Failure to Deliver Securities. (a) In the event that any loan made pursuant to this Agreement is terminated and the loaned securities, or any portion thereof, shall not have been returned to the Fund from which such loan of securities is made for any reason (including, without limitation, the insolvency or bankruptcy of the Borrower) within the time specified by the applicable securities loan agreement, the Lending Agent, at its expense and subject to (b) below shall (i) promptly replace the loaned securities, or any portion thereof, not so returned with other securities of the same issuer, class, and denomination and with the same dividend rights and other economic benefits as such securities possessed at the close of business on the date as of which the loaned securities should have been returned, or (ii) if it is unable to purchase such securities on the open market, credit the effected Fund with the market value of such unreturned loaned securities, such market value to be determined as of the close of business on the date immediately preceding the date upon which such Fund is so credited and based upon such valuation methods as the Client and the lending Agent may mutually agree. Until such time as the actions in clauses (i) or (ii) have been consummated, any dividends or interest which have accrued on the loaned securities, whether or not received from the Borrower, shall be credited by the Lending Agent to the applicable Fund in accordance with Section 8 hereof.

                  (b) The Client and the Funds shall have, as to the Collateral, all of the rights and remedies of a secured party under applicable law. In the event that the Lending Agent should be required to make any payment or incur any loss or expense in connection with any securities loaned pursuant to (a) above, the Lending Agent shall, to the extent of any such payment and/or loss or expense, be subrogated and succeed to all such rights and remedies of the Client and/or the applicable Fund against the Borrower under the applicable securities loan agreement and to the collateral securing the Borrowers obligations to the Lending Agent under such securities loan agreement. If for any reason the Lending Agent cannot assert any such rights and remedies against the Borrower and/or its successors and assigns in its own right, the Client and/or the applicable Fund shall, at the expense of the Lending Agent, file and prosecute such complaints and lawsuits and take such action as the Lending Agent may reasonably request in connection with the recovery of any such deficiency and shall otherwise cooperate with the Lending Agent in any such litigation.

                  (c) In the event of a failure of a pending sale of securities by the Fund to a third-party buyer resulting from failure or refusal of a Borrower to return loaned securities, or any portion thereof, to the Fund from which such loan of securities is made for any reason as and when required pursuant to the applicable securities loan agreement, the Lending Agent shall be responsible for collecting from such non-performing Borrower any direct costs incurred by the Client or the Fund to its buyer as a result of such settlement failure, including without limitation, all buy-in costs for which the Client or the Fund might otherwise be responsible. For purposes hereof, "buy-in costs" shall mean the cost of the security purchased in the market by the buyer as a result of the Client's failure to deliver such security together with all commissions incurred in connection with such buy-in.

         10. Lending Limitations. Notwithstanding any other provision of this Agreement, the Client and the Lending Agent agree as follows:

                  (a) The aggregate market value of a Fund's loaned securities outstanding at any one time shall not exceed an amount equal to twenty five (25%) percent (or such other percentage as the Client may specify to the Lending Agent in writing from time to time) of such Fund's total assets.

                  (b) The market value of a Fund's securities which are loaned to any one Borrower shall not at any time exceed an amount equal to five (5%) percent (or such other percentage as the Client may specify to the Lending Agent in writing from time to time) of such Fund's total assets.

                  (c) The Client shall advise the Lending Agent, in writing, an at such intervals as the Client shall deem appropriate, of the dollar amount of each Fund's total assets and the dollar amounts which can be lent on behalf of such Fund pursuant to Sections 8(a) and 8(b) during the period to which such notice pertains (the "Lending Limitations). Subject to receipt by the Lending Agent of the Lending Limitations to be provided by the Client pursuant to the preceding sentence, the Lending Agent shall have the responsibility to ensure the Program's compliance with Sections 8(a) and 8(b), except to the extent that any non compliance results from a change in the applicable Lending Limitations, provided, however, that in the event that the Lending Limitations as of any date (or other period specified by the Client) are less than the Lending Limitations in effect during the immediately preceding period, the Lending Agent shall promptly take such actions as may reasonably be necessary or appropriate to cause the Program to comply with such revised Lending Limitations.

         11. Standard of Care; Indemnification. Except as specifically provided in Section 9, the Lending Agent shall not be liable with respect to any losses incurred by any Fund in connection with the Program, except to the extent that such losses result from the Lending Agent's negligence, bad faith or willful misconduct in its administration of the Program. Further, the Client on behalf of each Fund hereby indemnifies and agrees to defend, hold and save harmless the Lending Agent from any and all claims, actions, demands or lawsuits of any kind whatsoever arising in any way out of the performance of the Lending Agents duties under this Agreement, except to the extent caused by the negligence or willful misconduct of the Lending Agent in its administration of the Program.

         12. Compensation to the Lending Agent. In consideration for the securities lending services to be provided by the Lending Agent hereunder, the Lending Agent shall be entitled to compensation as set forth in Exhibit C attached hereto, as amended from time to time upon agreement of the parties. The Lending Agent is hereby authorized to charge such fees against and collect such fees from the revenues derived from the securities lending activities. The fees paid to the Lending Agent hereunder are solely in consideration of securities lending services rendered by the Lending Agent and are in addition to any other fees or compensation to which the Lending Agent may be entitled for services rendered for Client or any Fund under other agreements.

         13. Assignability. The parties hereto will not assign this Agreement without first obtaining the written consent of the other party This Agreement will be binding upon, and inure to the benefit of, the respective successors or permitted assigns of the Lending Agent and the Client. Notwithstanding the foregoing, it is hereby acknowledged and agreed that the Lending Agent may utilize the services of one or more of its affiliates including, without limitation, Boston Safe Deposit and Trust Company, as sub-agent, for the Funds, to perform all or any portion of the services to be provided by the Lending Agent pursuant hereto, provided, however, that the use of such sub-agent shall not limit the liability of the Lending Agent for the performance of its obligations hereunder and the Lending Agent shall be responsible for the acts and omissions of such sub-agent to the same extent as though such acts or omissions were (and such acts or omissions shall be deemed to be) the acts or omissions of the Lending Agent.

         14. Amendment and Termination.(a) The Client may, in its sole and absolute discretion, direct the Lending Agent in writing to terminate any loan of any Fund's securities at any time and for any reason in which event the Lending Agent shall, promptly upon receipt of notice thereof from the Client, take all steps necessary to cause the termination of such Loan and the return of the loaned securities to the account of the Fund from which such loan was made within the standard settlement period for such securities.

         (b) This Agreement may not be amended or modified except by written agreement duly executed by or on behalf of the parties hereto. This Agreement may be terminated at any time at the option of either party upon thirty (30) days prior written notice to the other party. In the event that this Agreement is terminated, the Lending Agent shall not make any further securities loans on behalf of the Funds after it has given or received, as the case may be, notice of such termination and shall promptly take all reasonable actions to terminate all securities loans then outstanding. In accordance with Section 6 of this Agreement, the Client acknowledges that certain events, including but not limited to termination of any loan or loans in accordance with (a) above or the Clients termination of participation in the Program, certain changes to the composition of a Fund's lendable securities, extraordinary changes in applicable interest rates or the bankruptcy or insolvency of any issuer of a security may result in a loss to the Funds. The obligations and the rights of the Client, the Funds and the Lending Agent under this Agreement with respect to any outstanding loans shall survive and continue despite any termination of this Agreement until fully performed or satisfied.

         15. Accounting for Cash Collateral Investment Vehicles. While the vehicles maintained by the Lending Agent or its affiliate for the investment of cash collateral are currently accounted for based upon a $1.00 net asset value per unit, there is no guarantee that such accounting treatment shall continue since the vehicles governing instruments permit a change to account for fund assets on a marked to market basis, or that even if a $1.00 net asset value is utilized, that there will not be differences from time to time between $1.00 and the underlying fair market value of the net assets attributable to such unit.

         16. Notices. Any notice, request, demand or other communication in connection with this Agreement shall be deemed to have been given or made when received by the party to whom directed. All such notices and other communications shall be in writing unless otherwise provided herein and shall be directed, if to the Lending Agent to:

               Mellon Bank, N.A.
               Two Mellon Bank Center, Room 675
               Pittsburgh, Pennsylvania 15259
               Attention: Global Securities Lending Contract Administration Unit

and if to the Client to:

               Delaware Investments
               1818 Market Street
               Philadelphia, PA  19103
               Attention: John O'Connor, Senior Vice President

         With a copy to:

               Delaware Investments
               2005 Market Street
               Philadelphia, PA  19103
               Attention: General Counsel

or otherwise in accordance with the latest unrevoked written direction from any party to the other party hereto.

         17. Representations. The Client and the Lending Agent hereby each represent and warrant to the other (i) that it has full authority to enter into this Agreement upon the terms and conditions hereof; (ii) all such action has been duly authorized by all necessary proceedings on its part; and (iii) that the individual executing this Agreement on its behalf has the requisite authority to bind it to this Agreement. The Client further represents and warrants that each Fund may legally enter into the securities loans contemplated by this Agreement, that it will have the legal right to transfer the lendable securities in connection with such loans, and that such loans will create legal, valid and binding obligations enforceable against the applicable Fund in accordance with their terms.

         18. Reporting. On or before the last day of each month the Lending Agent shall provide the Client with a comprehensive report concerning each Fund's participation in the Program during the immediately preceding month, which reports shall include, without limitation, holdings and performance of any collective investment vehicle in which the Lending Agent invests such Fund's cash Collateral pursuant to this Agreement and the Lending Agent shall provide such other information to the Client concerning the Program as the Client may reasonably request from time to time subject, however, to the Lending Agents duty of confidentiality to its other clients and policies regarding proprietary information.

         19. Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties are to be governed by, the laws of the Commonwealth of Pennsylvania, exclusive of its conflict of laws principles, and except insofar as the same are or may be preempted or superseded by applicable Federal law.

         20. Miscellaneous. This Agreement supersedes any other agreement between the parties covering loans of securities by the Lending Agent on behalf of any of the Funds. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. No single or partial waiver of any right hereunder shall preclude any other or further exercise thereof, or the exercise of any other right hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

VOYAGEUR MUTUAL FUNDS III on behalf of the Funds identified on Schedule 1 hereto


By:      /s/ John J. O'Connor
         --------------------------------------------
Title:   Senior Vice President/Assistant Treasurer
         --------------------------------------------


MELLON BANK, N.A.


By:      /s/ Jeffrey L. Newman
         --------------------------------------------
Title:   President, Global Securities Lending
         --------------------------------------------

                                    EXHIBIT A

                            Global Securities Lending
                               Approved Borrowers

         The following is the list of Borrowers in the Program referred to in
Section 1 (entitled Appointment of Lending Agent) of the Securities Lending Authorization dated March 12, 2002, by and between MELLON BANK, N.A., as Lending Agent, and VOYAGEUR MUTUAL FUNDS III on behalf of one or more of its series, as Client.

---------------------------------------------------------------------------------------------------------------------------------

                     Domestic Broker/Dealers                                               Other Domestic
1.       ABN AMRO Incorporated *                                   43.      BNY Capital Markets, Inc.
2.       ABN AMRO Securities LLC                                   44.      First Union National Bank
3.       Banc Of America Securities LLC *                          45.      JP Morgan Chase Bank
4.       Barclays Capital, Inc. *                                  46.      State Street Bank and Trust Company
5.       Bear Stearns & Company, Inc. *(1)                         47.      State Street Corporation
6.       Bear Stearns Securities Corp. (1)
7.       BMO Nesbitt Burns Corp*                                                   International Brokers & Banks
8.       BNP Paribas Securities Corp*
9.       CIBC World Markets Corporation *                          48.      ABN Amro Bank N.V.
10.      Credit Lyonnais Securities (USA) Inc.                     49.      ABN Amro Bank, N.V., New York Branch*
11.      Credit Suisse First Boston Corporation *                  50.      ABN Amro Equities (UK) Ltd.
12.      Dean Witter Reynolds, Inc.                                51.      Barclays Bank, PLC
13.      Deutsche Bank Alex Brown, Inc.*                           52.      Barclays Capital Securities Ltd.
14.      Donaldson, Lufkin & Jenrette Securities Corporation       53.      BNP Paribas
15       Dresdner Kleinwort Benson North America LLC *             54.      CDC IXIS Capital Markets
16.      First Union Securities, Inc.                              55.      Commerzbank AG
17.      Fleet Securities, Inc.                                    56.      Credit Suisse First Boston (Europe), Ltd.
18.      Fortis Investment Services LLC                            57.      Deutsche Bank, AG
19.      Fuji Securities, Inc. *                                   58.      Dresdner Kleinwort Wasserstein Securities Limited
20.      Goldman, Sachs & Company *                                59.      Fortis Bank (Netherlands) N.V.
21.      Greenwich Capital Markets, Inc. *                         60.      Goldman Sachs International
22.      HSBC Securities (USA) Inc. *                              61.      J.P. Morgan Securities, Ltd.
23.      ING Barings Corp.                                         62.      Lehman Brothers International (Europe)
24.      Jeffries and Co., Inc.                                    63.      Merrill Lynch International Ltd.
25.      J.P. Morgan Securities, Inc. *                            64.      Morgan Stanley & Co. International, Ltd.
26.      Lehman Brothers, Inc. *                                   65.      Nomura International PLC
27.      Lewco Securities Corp.                                    66.      Rabobank International
28.      Merrill Lynch Government Securities, Inc. * (2)           67.      Salomon Brothers International, Ltd.
29.      Merrill Lynch, Pierce, Fenner & Smith, Inc. (2)           68.      Salomon Brothers UK Equity Limited
30.      Morgan Stanley & Co., Inc. * (3)                          69.      Societe Generale
31.      MS Securities Services, Inc. (3)                          70.      UBS AG
32.      Neuberger & Berman, LLC                                   71.      Westdeutsche Landesbank Girozentrale, New York
33.      Nomura Securities International, Inc. *                            Branch
34.      Prudential Securities, Inc.
35.      Raymond James & Associates, Inc.                           *  Denotes Primary US Government Securities Dealer
36.      RBC Dominion Securities Corp.                              (1) Treated as single entity for credit & processing purposes.
37.      Salomon Smith Barney, Inc. *                               (2) Treated as single entity for credit & processing purposes.
38.      SG Cowen Securities Corp.*                                 (3) Treated as single entity for credit & processing purposes.
39.      TD Securities (USA) Inc.
40.      UBS PaineWebber Inc..
41.      UBS Warburg LLC *
42.      Weiss, Peck & Greer

                                                              02/04/02  (ALLEXA)

                                    EXHIBIT B

                               SECURITIES LENDING
       INVESTMENT POLICY AND GUIDELINES FOR COLLECTIVE INVESTMENT VEHICLES

                        MELLON GSL DBT II COLLATERAL FUND

         The following are the Collateral Investment Guidelines referred to in
Section 6 (entitled Collateral Investment) of the Securities Lending Authorization Agreement dated March 12, 2002, by and between the and VOYAGEUR MUTUAL FUNDS III on behalf of one or more of its series, as Client and MELLON BANK, N.A, as Lending Agent.

Portfolio Management:

Lending Agent will manage (or cause the management of) the investment of cash collateral received by the Lending Agent in respect of loans of securities in accordance with the following guidelines:

         1.       Objectives:

         The Fund shall be for the investment and management of cash collateral supporting securities loans the key objectives of which management of cash collateral are to:

         o        safeguard principal,
         o assure that all cash collateral is invested in a timely manner,
         o        maintain a diversified portfolio of investments,
         o maintain adequate liquidity to meet the anticipated needs of clients and/or their investment advisors, and
         o consistent with these objectives, to optimize the spread between the collateral earnings and the rebate rate paid to the borrower of securities.

         The following standards have been designated to complement the preceding objectives:

         Amortized Cost

         Collateral which is invested in the Fund is assigned a value of approximately $1.00 per unit. Because the Fund is currently operated on a cost, rather than market value basis, for purposes of subscriptions and redemptions, if non-cash assets are to be sold prior to their maturity for purposes of effecting a participants withdrawal from the Fund, it is possible that a loss may be realized. In addition, there is no guarantee that the Fund will continue to be maintained on a cost, rather than a market value basis. The amortized or book value of the Fund's assets and underlying fair market value of its assets may differ to a certain degree, and accordingly, admissions or withdrawals from a fund utilizing such amortized or book value may be made when the fair market value of the underlying assets of the Fund is less than, or exceeds, such amortized or book value.


         2.       Allowable Instruments and Credit Quality

         A. Instruments issued or fully guaranteed by the U.S. Government, Federal agencies, or sponsored agencies or sponsored corporations.
         B. Instruments issued by domestic corporations including corporate notes and floating rate notes rated A3 or better at time of purchase by Moody's Investor Service or A- by Standard & Poors. Commercial paper of domestic corporations must be rated A-1 and P-1 at time of purchase. Floating rate notes must reprice daily, weekly, monthly or quarterly and utilize a standard repricing index such as LIBOR, Treasury Bills, commercial paper or Federal funds. Capped floating rate notes are acceptable as long as the ceiling rate is five hundred basis points above the current repricing index at time of purchase.

         C. Obligations of approved domestic and foreign banks including bankers acceptances, certificates of deposit, domestic and off-shore bank time deposits, bonds (Euro), floating rate notes (Euro) and other debt instruments. The banks must be rated at least A3 by Moody's or A- by Standard & Poor's at time of purchase.
         D. U.S. dollar-denominated instruments issued by sovereigns, sovereign supported credits, and instruments of foreign banks and corporations. The foreign banks or corporations must be rated at least A- by Standard & Poor's or A3 by Moody's. Commercial paper of foreign banks and corporations must be rated A-1 and P-1.
         E. Yankee Securities subject to the quality constraints outlined in "D" above.
         F. Repurchase agreements subject to a minimum of 102% collateralization with daily updated valuation.
         G. Insurance company funding agreements, guaranteed investment contracts (GICs) and bank investment contracts (BICs) are acceptable if the issuer has a long term debt rating or claims paying ability rating at least A1 at time of purchase by Moody's Investor Service or A+ by Standard & Poor's. In addition, GIC/BIC investments must contain an unconditional put feature that can be exercised within 90 days at par value.
         H. Asset-backed securities having a minimum rating, at the time of purchase, of AA- by Standard & Poor's or AA3 by Moody's Investor Service.
         I. Money market mutual funds including money market mutual funds and other commingled funds of an affiliate of the Lending Agent.
         J. All credit ratings set forth herein shall be applicable at time of purchase. If a security is rated by more than one nationally recognized statistical organization, the higher rating shall prevail for purposes of these guidelines.
         K. All obligations shall be payable as to principal and interest in U.S. currency.

         Note:

         The following securities are not acceptable investments for the Fund:

         o Unsecured obligations of institutions whose primary business is to function as a broker/dealer.
         o        Interest only and principal only (IO, PO) stripped mortgages.
         o        Complex derivative structures including, but not limited to:
                  inverse floating rate notes, defined range floating rate notes, trigger notes, and callable step-up notes.
         o No individual investment which can acquire a negative coupon or whose return of principal is linked to any set methodology may be made for any reason. However, zero coupon securities such as commercial paper, short term discount notes, original issue discount (OID) notes, and Treasury bills which are purchased at prevailing market yields will be deemed to be acceptable for purchase.
         o The Lending Agent may not be a direct party in swap, futures and option transactions.

         3.       Maturity

         o The dollar-weighted maturity will be maintained with the objective of preserving principal. The maximum weighted average maturity of the Fund is 90 days. Put features and floating and variable rate note reset dates will be used as the proxy for maturity date in calculating the weighted average maturity of the Fund.
         o No instrument will have a maturity date or expected weighted average life in excess of thirteen months from time of purchase, except:

                  o floating and variable rate securities which may have a three-year final maturity, and
                  o floating rate asset-backed securities which may have an expected weighted average life no greater than three years. Amortizing floating rate asset-backed securities may have an expected weighted average life no greater than three years and an expected final payment date not exceeding five years from date of purchase.

         o All normal settlement period practices are not considered in applying the maturity constraints or calculating the weighted average maturity of the Fund.

         4.       Diversification

         o The Fund's minimum overnight (next business day) liquidity level will be targeted at not less than 20%.
         o At the time of purchase, the combined holdings of securities from one issuer should not constitute more than five percent of the Fund with the exception of repurchase agreements, money market funds, instruments issued or fully guaranteed by the U.S. government, federal agencies, or sponsored agencies or sponsored corporations.


         Agreed to and Approved by Client

         By:      /s/ John J. O'Connor
                  -----------------------------------------------------

         Title:   Senior Vice President/Assistant Treasurer
                  -----------------------------------------------------

         Date:    March 12, 2002
                  -----------------------------------------------------

         Agreed to and Approved by Lending Agent

         By:      /s/ Jeffrey L. Newman
                  -----------------------------------------------------

         Title:   President, Global Securities Lending
                  -----------------------------------------------------

         Date:    March 15, 2002
                  -----------------------------------------------------

                                    EXHIBIT C

                          Securities Lending Fee Split

         The following is the fee split referred to in Section 11 (entitled Compensation to the Lending Agent) of the Securities Lending Authorization dated March 12, 2002, by and between MELLON BANK, N.A., as Lending Agent, and VOYAGEUR MUTUAL FUNDS III on behalf of one or more of its series, as Client. Lending Agent shall retain 30% of the net securities lending revenues generated under this Agreement as compensation for its securities lending services and the Fund shall be entitled to the remainder of such net securities lending revenues. For purposes hereof, net securities lending revenues shall mean (i) all loan premium fees derived from Lending Agents acceptance of non-cash Collateral; plus (ii) all gains and losses, income and earnings from the investment and reinvestment of the Funds cash Collateral minus rebate and similar fees paid by the Lending Agent to the Borrower.

                                    EXHIBIT D

        Collective Investment Vehicles For Investment of Cash Collateral
                          MELLON GSL REINVESTMENT TRUST
                        Mellon GSL DBT II Collateral Fund

         The following is additional information about the collective investment vehicles for the investment of cash collateral referenced in Section 6 (entitled Collateral Investment) of the Securities Lending Authorization Agreement dated March 12, 2002 by and between the VOYAGEUR MUTUAL FUNDS III, as Client (on behalf of the Fund identified therein) and MELLON BANK, N.A. as Lending Agent. Pursuant to the Agreement, the Lending Agent is authorized to invest Cash Collateral of the Fund in a collective investment vehicle that satisfies the requirements of such Section 6. None of these collective investment vehicles are guaranteed or insured by the Lending Agent or its affiliates or by the Federal Deposit Insurance Corporation or any government agency.

         Set forth below is information about the MELLON GSL DBT II COLLATERAL FUND Series of the MELLON GSL REINVESTMENT TRUST, a collective investment vehicle to be utilized by the Lending Agent pursuant to the Agreement for the investment of Cash Collateral.

         Delaware Business Trust. A Delaware business trust, known as the Mellon GSL Reinvestment Trust (the "Trust"), has been established for the purpose of investment and reinvestment of Cash Collateral on behalf of clients in the securities lending programs of the Lending Agent and its affiliates, particularly clients who are not eligible to participate in collective trusts or common trust funds maintained by the Lending Agent or its affiliates. A complete copy of the Declaration of Trust establishing the Trust is available upon request.

         Portfolios. Under the Declaration of Trust, the Trustee may establish one or more portfolio series (each, a "Portfolio" or "Series") and has established a Series entitled "Mellon GSL DBT II Collateral Fund". Each Portfolio is an identified pool of assets and corresponding liabilities. The debts, liabilities, obligations and expenses incurred with respect to a particular Portfolio are enforceable only against the assets of that Portfolio and not against the assets of the Trust generally of the assets of any other Portfolio.

         Service Providers. The Lending Agent serves as custodian of the Trust and as the Investment Manager of each Portfolio of the Trust (the "Investment Manager") and directs the investment and reinvestment of assets of each Series of the Trust. Mellon Bank (DE) National Association, an affiliate of the Lending Agent, serves as the trustee of the Trust (the "Trustee"). None of these parties will receive any additional compensation from the Trust for their services to the Trust.

         Fees and Expenses. The Trust bears its own costs and expenses in connection with its establishment and operation, the expenses incurred in connection with its investments and certain other expenses as set forth in the Declaration of Trust, such as audit fees.

         Units. When the Lending Agent invests Cash Collateral in the Trust, the Fund on whose behalf the Client is acting will become a beneficial owner of units of the Trust representing interests in a particular Portfolio ("Units"). Each Unit represents an undivided proportionate interest in all assets and liabilities of a Portfolio, each without priority or preference over the other. Initially, each Unit is valued at $1.00 and the Trust will, as a general rule, use amortized cost methods of valuing the assets of each Portfolio. Each Portfolio is managed to maintain a constant value of $1.00 per Unit, although the Declaration of Trust provides that the Trustee may change this constant valuation in certain unusual circumstances. Each business day the net income accrued by the Trust for a Portfolio will be calculated and the accrued net income of the Portfolio will be allocated for the benefit of the beneficial owners of Units of the Portfolio.

         Non-Transferability of Units; Redemption of Units. Units are transferable only with consent of the Trustee; however, the Trust is obligated to redeem all or any part of each beneficial owner's Units at a redemption price equal to the net asset value per Unit, as determined by the Trustee. Payment of the redemption price will be made in cash on the redemption date in ordinary circumstances, provided redemption has been requested in a timely manner as determined by the Trustee.

         Tax Status. Each Portfolio will be treated as a partnership for federal income tax purposes. Each Portfolio will also be exempt from taxation in the State of Delaware.

         Client Authorization. By execution of this Exhibit D below, the Client hereby represents to the Lending Agent and authorizes the Lending Agent, on behalf of the Fund or Funds identified in the Agreement, to execute and deliver one or more documents representing as follows: (i) the securities issued by any collective investment vehicle for the benefit of the Fund are being acquired only for investment and not with a view to distribution, (ii) the Fund qualifies as an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and (iii) the Fund qualifies as a qualified purchaser under the Investment Company Act of 1940, as amended. By execution of this Exhibit D below, the Client also agrees to notify the Lending Agent promptly if at any time any of the representations set forth herein are no longer true and correct.


         TAX INFORMATION. UNDER PENALTIES OF PERJURY, THE FUND* (AS PAYEE) HEREBY CERTIFIES TO THE TRUST (AS PAYER) THAT (1) THE NUMBER SHOWN BELOW IS ITS CORRECT TAXPAYER IDENTIFICATION NUMBER AND (2)** THE FUND* IS NOT SUBJECT TO BACKUP WITHHOLDING BECAUSE (A) IT IS EXEMPT FROM BACKUP WITHHOLDING OR (B) IT HAS NOT BEEN NOTIFIED BY THE IRS THAT IT IS SUBJECT TO BACKUP WITHHOLDING AS A RESULT OF FAILURE TO REPORT ALL INTEREST OR DIVIDENDS, OR (C) THE IRS HAS NOTIFIED THE FUND* THAT IT IS NO LONGER SUBJECT TO BACKUP WITHHOLDING.

         Please enter the Fund's taxpayer identification numbers(s):

                  411777915                                   411514066
         -----------------------------------         --------------------------
         Select Growth                               Core Equity

         ACCOUNTS THAT HAVE MISSING OR INCORRECT TAXPAYER IDENTIFICATION NUMBERS WILL BE SUBJECT TO BACKUP WITHHOLDING AT A 31% RATE, OR THE THEN APPLICABLE RATE, ON DISTRIBUTIONS AND OTHER PAYMENTS, BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX: THE TAX LIABILITY OF PERSONS SUBJECT TO BACKUP WITHHOLDING WILL BE REDUCED BY THE AMOUNT OF TAX WITHHELD.


----------------
* Please note this information relates to the Fund the assets of which are being invested, not to the Client signing this document.

** PLEASE CROSS OUT ITEM (2) ABOVE IN ITS ENTIRETY IF THE FUND* HAS BEEN NOTIFIED BY THE IRS THAT THE FUND IS SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS.

         The Fund* is the following type of entity:

                  _____    Qualified Plan
                  _____    Governmental Plan
                  _____    VEBA
                  _____    Foundation
                  _____    Endowment Fund
                  _____    Corporation
                  _____    Partnership
                  _____    Trust
                  __X__    Other: specify:  Registered Mutual Funds

The Fund's tax year ends on the following date in each year:  6/30
                                                              ----

         The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

                          Agreed to and Approved by Client:

                          By: /s/ John J. O'Connor
                              -------------------------------------------------
                          Title:   Senior Vice President/Assistant Treasurer
                                   --------------------------------------------
                          Date:    March 12, 2002
                                   --------------------------------------------

                                  ATTACHMENT 1


         The following is a copy of the Lending Agent's Master form of Agreement for use with US Borrowers referred to in Section 1 of the Securities Lending Authorization dated as of March 12, 2002 by and between MELLON BANK, N.A., as Lending Agent, , and VOYAGEUR MUTUAL FUNDS III on behalf of one or more of its series, as Client.



                              US BORROWER AGREEMENT

                                 [See Attached]

                                  ATTACHMENT 2


         The following is a copy of the Lending Agents Master form of (ISLA) Agreement for use with Non-U.S. Borrowers referred to in Section 1 of the Securities Lending Authorization dated as of March 12 2002, by and between MELLON BANK, N.A., as Lending Agent, and VOYAGEUR MUTUAL FUNDS III, on behalf of one or more of its series as Client.



                       NON-U.S. BORROWER (OSLA) AGREEMENT

                                 [See Attached]

                                   SCHEDULE 1

         The following is the list of the "Funds" referred to in the Securities Lending Authorization dated March 12, 2002, by and between MELLON BANK, N.A., as Lending Agent, and VOYAGEUR MUTUAL FUNDS III, as Client.




                           Delaware Select Growth Fund
                            Delaware Core Equity Fund